EXHIBIT                          DESCRIPTION                             PAGE
-------                          -----------                             ----
10.AJ    Colin Stead, Performance Share Agreement under the
         Wyman-Gordon Company Long-term Incentive Plan dated July 16,
         1996.                                                            E-9
10.AK    Edward J. Davis, Executive Severence Agreement dated
         February 17, 1998.                                              E-10
21       List of Subsidiaries                                            E-11
23       Consent of Ernst & Young LLP                                      61
27       Financial Data Schedule                                         E-12

     (b) Reports on Form 8-K

     On November 19, 1997, the Company filed a Form 8-K dated November 14, 1997 with the Commission for the following purposes: (1) to report that the Company has commenced a cash tender offer for certain of its debt securities and is soliciting to amend the related indenture; (2) to report developments relating to the previously reported industrial accident at the facility of Wyman-Gordon Forgings, Inc. in Houston, Texas; and (3) to report the commencement of an investigation by certain federal agencies involving alleged irregularities at the Company's Tilton, New Hampshire facility.

     On December 9, 1997, the Company filed a Form 8-K with the Commission to report that the Company had taken the 29,000 ton press at its Houston, Texas facility out of service for repairs.

     On February 9, 1998, the Company filed a Form 8-K with the Commission to update the statue of the 29,000 ton press and to announce an extraordinary one time charge relating to the refinancing of its 10 3/4% Senior Notes due 2003.

     On August 11, 1998, the Company filed a Form 8-K with the Commission to report that it and Titanium Metals Corporation completed a transaction in which the parties have combined their respective titanium castings businesses into a jointly-owned venture.

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